                        [THE MARQUEE GROUP, INC. LOGO]



                           THE MARQUEE GROUP, INC.
                              888 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10019
                               AUGUST 26, 1997

Re: The Warrants of the Marquee Group, Inc.

Dear Warrantholder:

   On July 23, 1997, The Marquee Group, Inc. (the "Company") commenced an offer to purchase all of its outstanding redeemable warrants (the "Warrants") upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 23, 1997 (the "Offer to Purchase") and related Letter of Transmittal (which together constitute the "Offer"). The Offer is conditioned, among other things, upon a minimum of 3,200,000 Warrants being tendered and not withdrawn. The Offer to Purchase and related Letter of Transmittal were mailed on July 23, 1997 to all record holders of Warrants.

   The Company is increasing the purchase price, net to the seller in cash, from $2.25 to $2.40 per Warrant and is extending the Offer until 12:00 midnight, New York City time, on Wednesday, September 10, 1997. Enclosed is a First Supplement to the Offer to Purchase (the "Supplement") reflecting these changes. In addition, the Supplement contains certain additional information regarding the Company, including updated financial information and details on the bridge financing required to fund the Offer.

   The Offer is explained in detail in the Offer to Purchase and Letter of Transmittal which were previously delivered to you. Except as described in the Supplement, all of the terms and conditions of the Offer remain unchanged.

   IF YOU HAVE ALREADY TENDERED YOUR WARRANTS, YOU DO NOT NEED TO TAKE ANY ADDITIONAL ACTION AT THIS TIME. IF YOU HAVE NOT TENDERED WARRANTS AND WISH TO DO SO, DETAILED INSTRUCTIONS ON HOW TO TENDER WARRANTS ARE INCLUDED IN THE PREVIOUSLY DELIVERED MATERIALS.

   We encourage you to read carefully the Offer to Purchase, the enclosed Supplement, the Letter of Transmittal and the other materials before making any decisions with respect to the Offer. Additional copies of the Offer to Purchase, the Supplement, the Letter of Transmittal and all other materials related to the Offer can be obtained from our information agent, Georgeson & Company Inc., at 1-800-223-2064. Their representatives will be pleased to answer your questions.

                                            Very truly yours,

                                            THE MARQUEE GROUP, INC.

                                            By: /s/ Robert M. Gutkowski
                                               ------------------------------
                                               Robert M. Gutkowski
                                               President and Chief Executive
                                               Officer